UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2011

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2011, GTSI Corp. (“GTSI” or “Company”) announced that Jeremy Wensinger has been named Chief Operating Officer for the company. Reporting to the Company’s Chief Executive Officer, Mr. Wensinger will be responsible for core operational activities of the company.

For the past three years, Mr. Wensinger has served as President of Cobham Defense Electronic Systems Division (“Cobham”) headquartered in Washington, DC. Prior to that, he served as Group President, Government Communication Systems for the Harris Corporation (“Harris”). Neither Cobham nor Harris is a parent, subsidiary or other affiliate of GTSI. Mr. Wensinger is 48 years old and holds a BS in business administration from Bowling Green State University and an MBA from the University of South Florida.

Mr. Wensinger has no familial relationship with any director, executive officer, or person nominated or chosen by GTSI to become a director or executive officer. In addition, there are no known related party transactions involving Mr. Wensinger and GTSI, or any other related party.

As of this time, the terms of Mr. Wensinger’s employment arrangement with the Company have not been finalized. Upon reaching an agreement on these terms, the Company will file an amendment to this Form 8-K to disclose such terms.

A copy of the Company’s press release announcing Mr. Wensinger’s appointment as Chief Operating Officer is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits

(d) Exhibit.

99.1	Press Release issued by GTSI Corp., dated October 3, 2011.*

* This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Peter Whitfield
      Peter Whitfield
      Chief Financial Officer

Date: October 3, 2011